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EXHIBIT 23.1

CONSENT OF KPMG LLP

        We consent to the use of our report dated February 17, 2003, except as to paragraph five of note 7, which is as of May 19, 2003, and note 15, which is as of November 25, 2003, with respect to the combined balance sheets of Orbitz, Inc. and Orbitz, LLC, as of December 31, 2001 and 2002, and the related combined statements of operations, equity, and cash flows for the period from February 24, 2000 (date of inception) through December 31, 2000 and for the years ended December 31, 2001 and 2002, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Chicago, Illinois December 16, 2003

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  EXHIBIT 23.1